No. S-247880
Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 288 OF THE *BUSINESS CORPORATIONS ACT*,
S.B.C. 2002, CHAPTER 57, AS AMENDED

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING
BLUESTONE RESOURCES INC.
AND AURA MINERALS INC.

BLUESTONE RESOURCES INC.

PETITIONER

ORDER MADE AFTER APPLICATION

BEFORE THE HONOURABLE JUSTICE	)	06/Jan/2025
Kirchner	)	
	)	

ON THE APPLICATION of the Petitioner, Bluestone Resources Inc. ("**Bluestone**"), coming on for hearing at 800 Smithe Street, Vancouver, British Columbia on January 6, 2025 AND UPON HEARING Alexandra Luchenko, counsel to Bluestone, and no one appearing on behalf of the holders of the issued and outstanding common shares ("**Bluestone Shares**") of Bluestone ("**Bluestone Shareholders**"), the holders of options to acquire Bluestone Shares ("**Bluestone Optionholders**", and collectively with the Bluestone Shareholders, the "**Bluestone Securityholders**") or holders of deferred share units of Bluestone though duly served; AND UPON READING the Petition herein, the Order Made After Application of Associate Judge Vos dated November 18, 2024, the Affidavit #1 of Peter Hemstead sworn on November 14, 2024, the Affidavit #1 of Dirk Nicholson sworn on December 18, 2024 and the Affidavit #2 of Peter Hemstead sworn on December 19, 2024, and filed herein; AND UPON BEING ADVISED that it is the intention of Aura Minerals Inc. ("**Aura**") and Bluestone to rely upon Section 3(a)(10) of the United States Securities Act of 1933, as amended (the "**1933 Act**"), as a basis for an exemption from the registration requirements of the 1933 Act with respect to securities of Aura issued

under the proposed plan of arrangement based on the Court's approval of the Arrangement (as defined below);

THIS COURT ORDERS AND DECLARES THAT:

1. Pursuant to the provisions of Section 291(4) of the *Business Corporations Act*, S.B.C. 2002, c. 57, as amended (the "**BCBCA**"), the arrangement (the "**Arrangement**") as provided for in the Plan of Arrangement attached hereto as **Schedule "A"**, including the terms and conditions of the exchange of securities to be effected by the Arrangement, are procedurally and substantively fair and reasonable to all persons entitled to receive securities in the exchange.

2. The Arrangement as provided for in the Plan of Arrangement be and hereby is approved pursuant to the provisions of Sections 291(4)(a) and 295 of the BCBCA.

3. The Arrangement shall be implemented in the manner and sequence set forth in the Plan of Arrangement, and pursuant to Sections 291, 292 and 296 of the BCBCA, the Arrangement will take effect as of the Effective Time, as defined in the Plan of Arrangement.

4. The Arrangement as set forth in the Plan of Arrangement shall be binding on Bluestone and the Bluestone Shareholders, upon the taking effect of the Arrangement pursuant to Section 297 of the BCBCA.

5. The Petitioner shall be entitled to seek direction of this Court as to the implementation of this Order or to apply for such further Order or Orders as may be appropriate.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Signature of Alexandra Luchenko
[x] lawyer for the Petitioner

BY THE COURT

REGISTRAR

CHECKED

SCHEDULE "A"

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a) "**Aggregate Share Consideration**" means 1,393,736 Aura Shares;

(b) "**Arrangement**" means the arrangement pursuant to Division 5 of Part 9 of the BCBCA with respect to, among others, Bluestone, Bluestone Securityholders and Aura on the terms and conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made (i) in accordance with Section 8.3 of the Arrangement Agreement or this Plan of Arrangement or (ii) made at the direction of the Court in the Interim Order or Final Order (with the consent of Aura and Bluestone, each acting reasonably);

(c) "**Arrangement Agreement**" means the arrangement agreement dated October 25, 2024, between Aura and Bluestone, including (unless the context otherwise requires) the Schedules thereto, together with the Bluestone Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(d) "**Aura**" means Aura Minerals Inc.;

(e) "**Aura Shares**" means common shares in the authorized share structure of Aura;

(f) "**BCBCA**" means the *Business Corporations Act* (British Columbia);

(g) "**Black Scholes Amount**" means, in respect of each Bluestone Option, the amount set forth in Exhibit I attached hereto, which represents the value of such Bluestone Option as of October 24, 2025 using the "Black Scholes" valuation model calculated as per industry standard practice;

(h) "**Bluestone**" means Bluestone Resources Inc.;

(i) **"Bluestone Circular"** means the notice of the Bluestone Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to Bluestone Securityholders in connection with the Bluestone Meeting, as amended, supplemented or otherwise modified from time to time;

(j) **"Bluestone Disclosure Letter"** means the disclosure letter executed by Bluestone and delivered to Aura concurrently with the execution of the Arrangement Agreement;

(k) **"Bluestone Long Term Incentive Plan"** means the Bluestone stock option plan dated for reference October 31, 2018, as amended March 12, 2020, April 6, 2022, and March 9, 2023, and the Bluestone restricted share unit and deferred share unit compensation plan dated for reference May 20, 2020, copies of which are included in the Data Room Information;

(l) **"Bluestone Meeting"** means the special meeting of Bluestone Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Bluestone Resolution;

(m) **"Bluestone Option"** means a right and option to purchase one or more Bluestone Shares granted pursuant to the Bluestone Long Term Incentive Plan or otherwise enforceable against Bluestone;

(n) **"Bluestone Resolution"** means the special resolution of Bluestone Securityholders to be considered and, if thought fit, passed at the Bluestone Meeting, approving the Arrangement, substantially in the form and content of Schedule B to the Arrangement Agreement;

(o) **"Bluestone Securities"** means, collectively, Bluestone Shares and Bluestone Options;

(p) **"Bluestone Securityholder"** means a holder of one or more of Bluestone Securities;

(q) **"Bluestone Shareholder"** means a holder of one or more Bluestone Shares;

(r) **"Bluestone Shares"** means the common shares in the authorized share structure of Bluestone;

(s) **"Business Day"** means any day, other than a Saturday, a Sunday or any other day on which the banks located in Vancouver, British Columbia, Toronto, Ontario, or Miami, Florida are closed or authorized to be closed;

(t) **"Cash Consideration"** means, for each Bluestone Share, $0.2870 in cash;

(u) **"Cash Election"** has the meaning ascribed thereto in Section 3.2(a)(i);

(v) **"Consideration"** means the consideration payable under this Plan of Arrangement to a person who is a Bluestone Securityholder other than Aura;

(w) **"Court"** means the Supreme Court of British Columbia;

(x) **"CVR"** means a contingent value right of Aura, each entitling the holder thereof to receive up to $0.2120 per Bluestone Share held prior to the Effective Time on the terms and

subject to the conditions governed by the Rights Indenture and issued to Bluestone Shareholders pursuant to the Plan of Arrangement;

(y) **"Data Room Information"** means all information, books, maps, records, reports, files, data, models, papers or other records or documents relating to Bluestone and its subsidiaries or their respective businesses, contained in the virtual data room made available to Aura as in effect at 5:00 p.m. (Toronto time) on October 24, 2024, hosted by Bluestone;

(z) **"Depositary"** means Computershare Investor Services Inc., in its capacity as depositary for the Arrangement, or such other depositary as mutually agreed to by Aura and Bluestone, acting reasonably;

(aa) **"Dissent Rights"** has the meaning ascribed thereto in Section 5.1;

(bb) **"Dissent Share"** means a Bluestone Share in respect of which a Dissenting Shareholder has duly and validly exercised Dissent Rights in strict compliance with Article 5 of this Plan of Arrangement;

(cc) **"Dissenting Shareholder"** means a registered Bluestone Shareholder as of the record date of the Bluestone Meeting that duly and validly exercises Dissent Rights in respect of all Bluestone Shares held and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(dd) **"Effective Date"** means the date upon which the Arrangement becomes effective as set out in Section 2.8(a) of the Arrangement Agreement;

(ee) **"Effective Time"** means the beginning of the day (Vancouver time) on the Effective Date, or such other time as Aura and Bluestone may agree upon in writing;

(ff) **"Election Deadline"** means 4:30 p.m. (Vancouver time) on the third (3rd) Business Day immediately prior to the date of the Bluestone Meeting;

(gg) **"Final Order"** means the final order of the Court, in a form acceptable to both Aura and Bluestone, each acting reasonably, pursuant to Section 291 of the BCBCA approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of both Aura and Bluestone, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both Aura and Bluestone, each acting reasonably);

(hh) **"Interim Order"** means the interim order of the Court to be issued following the application therefor submitted to the Court as contemplated by Section 2.2 of the Arrangement Agreement, in a form acceptable to both Aura and Bluestone, each acting reasonably, providing for, among other things, the calling and holding of the Bluestone Meeting, as the same may be amended, modified, supplemented or varied by the Court (with the consent of both Aura and Bluestone, each acting reasonably);

(ii) **"Letter of Transmittal and Election Form"** means the Letter of Transmittal and Election Form enclosed with the Bluestone Circular sent in connection with the Bluestone Meeting pursuant to which, among other things, registered Bluestone Shareholders are required to: (a) deliver certificates representing Bluestone Shares; and (b) elect to receive,

in accordance with the election procedures set out in Section 3.2 and subject to proration in accordance with Section 3.3, the Cash Consideration, the Share Consideration, or both;

(jj) **"Liens"** means any hypothec, mortgage, pledge, assignment, lien, charge, security interest, encumbrance adverse right or claim, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(kk) **"Option Cancellation Time"** means the time of the completion of the steps in Section 3.1(a);

(ll) **"Option Consideration"** has the meaning ascribed thereto in Section 3.1(a);

(mm) **"Parties"** means Aura and Bluestone, and **"Party"** means any one of them;

(nn) **"Plan of Arrangement"** means this Plan of Arrangement as amended, modified or supplemented from time to time in accordance with the terms hereof, or made at the direction of the Court in the Final Order, with the consent of Aura and Bluestone, each acting reasonably;

(oo) **"Rights Indenture"** means the rights indenture to be entered into between Aura and one or more rights agents who shall be acceptable to each of the Parties, acting reasonably, setting out the terms and conditions of the CVRs to be issued in accordance with the terms of this Plan of Arrangement;

(pp) **"Share Consideration"** means, for each Bluestone Share, 0.0183 Aura Shares;

(qq) **"Share Election"** has the meaning ascribed thereto in Section 3.2(a)(ii);

(rr) **"Share Proration Factor"** means the quotient, rounded to four decimal places, the numerator of which is the Aggregate Share Consideration, and the denominator of which is the aggregate number of Aura Shares issuable pursuant to Section 3.1(c) for each Bluestone Share for which a Share Election has been made; and

(ss) **"U.S. Securities Act"** means the *United States Securities Act of 1933* as the same has been and hereinafter from time to time may be amended and the rules and regulations promulgated thereunder.

Any capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings in this Plan of Arrangement are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3 Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4 Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Statutory References

Any reference in this Plan of Arrangement to a statute includes all rules and regulations made thereunder, all amendments to such statute, rule or regulation in force from time to time and any statute, rule or regulation that supplements or supersedes such statute, rule or regulation.

1.6 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and "$" refers to Canadian dollars.

1.7 Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.8 Time

Time shall be of the essence in every matter or action contemplated hereunder.

ARTICLE 2
ARRANGEMENT AGREEMENT AND EFFECT OF ARRANGEMENT

2.1 Arrangement Agreement

The Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2 Effect of the Arrangement

This Plan of Arrangement and the Arrangement shall be binding upon Bluestone, Aura, the Bluestone Securityholders (including Dissenting Shareholders), the Depositary and the registrar and transfer agent of Bluestone as and from the Effective Time, without any further act or formality required on the part of any person except as expressly provided herein.

ARTICLE 3
ARRANGEMENT

3.1 Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur sequentially in the following order without any further act or formality:

(a) each Bluestone Option outstanding as of the Effective Time (whether vested or unvested), without any further action on behalf of the holder thereof and without any payment except as provided in this Plan of Arrangement and, notwithstanding the terms of the Bluestone Long Term Incentive Plan, shall be disposed of and surrendered by the holder thereof to Bluestone without any act or formality on its or their part and without any further liability in exchange for a cash payment from Bluestone equal to the Black Scholes Amount (the aggregate payment amount to all holders of Bluestone Options being, the "**Option Consideration**"). At the effective time of this step, all Bluestone Options outstanding immediately prior to the Effective Time and the Bluestone Long Term Incentive Plan shall be cancelled;

(b) each Dissenting Share held by a Dissenting Shareholder in respect of which such Dissenting Shareholder has exercised Dissent Rights (and the right of such Dissenting Shareholder to dissent with respect to such Bluestone Share has not terminated or ceased to apply with respect to such Bluestone Share) will, without any action by or on behalf of the Dissenting Shareholder, be deemed to be repurchased by Bluestone and transferred by the holder thereof to Bluestone (free of all Liens) for cancellation, and in respect of the Dissent Shares so transferred:

   (i) the Dissenting Shareholder shall cease to be the holder thereof,

   (ii) the name of the Dissenting Shareholder shall be removed from the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares, and

   (iii) the Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to effect the transfer thereof;

(c) each Bluestone Shareholder shall transfer to Aura each whole Bluestone Share held (other than any Bluestone Shares held by Aura immediately before the Effective Time) in exchange for:

   (i) one CVR, and

   (ii) (1) in the case of a Bluestone Share for which the Cash Election was made under Section 3.2(a)(i) or deemed to have been made under Section 3.2(b) or 5.1(b), the Cash Consideration, or (2) in the case of a Bluestone Share for which the Share Election was made under Section 3.2(a)(ii), the Share Consideration,

   in each case subject to proration in accordance with Section 3.3 and in respect of the Bluestone Shares so transferred:

(iii) the Bluestone Shareholder shall cease to be the holder thereof,

(iv) the name of the Bluestone Shareholder shall be removed from the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares,

(v) the Bluestone Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to effect the transfer thereof, and

(vi) the name of Aura shall be added to the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares as the holder thereof;

it being expressly provided that the events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2 Election

With respect to the transfer of Bluestone Shares made by a Bluestone Shareholder under Section 3.1(c):

(a) each Bluestone Shareholder, other than a Dissenting Shareholder, shall, by depositing with the Depositary prior to the Election Deadline a duly completed Letter of Transmittal and Election Form together with the certificates representing all Bluestone Shares held before the Effective Time, indicate:

(i) the number of Bluestone Shares for which the Bluestone Shareholder elects to receive the Cash Consideration (the "**Cash Election**"), and

(ii) the number of Bluestone Shares for which the Bluestone Shareholder elects to receive the Share Consideration (the "**Share Election**"),

in each case subject to proration in accordance with Section 3.3;

(b) any Bluestone Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline or otherwise fails to fully comply with the requirements of Section 3.2(a) shall be deemed to have made the Cash Election for all Bluestone Shares held;

(c) any deposit of a Letter of Transmittal and Election Form and the accompanying certificate(s) representing Bluestone Shares shall be made at the address of the Depositary specified in the Letter of Transmittal and Election Form; and

(d) any registered Bluestone Shareholder who holds Bluestone Shares as a nominee, custodian, depositary, trustee or in any other representative capacity for beneficial owners of Bluestone Shares shall submit a separate Letter of Transmittal and Election Form in accordance with the instructions of such beneficial owner for each such beneficial owner.

3.3 Proration

With respect to payment of Consideration to the Bluestone Shareholders under Section 3.1(c):

(a) the maximum number of Aura Shares that are available pursuant to the Arrangement to be paid to Bluestone Shareholders electing the Share Election shall equal the Aggregate Share Consideration; and

(b) if the aggregate number of Aura Shares that would otherwise be issuable to Bluestone Shareholders to those electing the Share Election pursuant to Section 3.1(c), but for the application of this Section 3.3, exceeds the Aggregate Share Consideration, then the consideration payable under Section 3.1(c) for each Bluestone Share for which a Share Election has been made shall consist of:

  (i) one CVR;

  (ii) a number of Aura Shares equal to the Share Consideration multiplied by the Share Proration Factor; and

  (iii) a cash payment equal to the Cash Consideration multiplied by an adjustment factor equal to one *minus* the Share Proration Factor.

3.4 Deemed Fully Paid and Non-Assessable Shares

All Aura Shares issued pursuant to this Plan of Arrangement shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares.

3.5 No Fractional Consideration

Any fractional Aura Shares to be issued to a Bluestone Shareholder pursuant to this Plan of Arrangement shall be rounded down to the nearest whole Aura Share. In any case where the aggregate amount of cash payable to a particular Bluestone Shareholder under this Plan of Arrangement would, but for this provision, include a fraction of a cent, the consideration payable shall be rounded up to the nearest whole cent.

3.6 Calculations

All calculations and determinations made by Aura, Bluestone or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final, and binding.

3.7 Adjustments to Consideration

The Consideration payable to a Bluestone Shareholder pursuant to Section 3.1(c) will be adjusted to reflect fully the effect of any stock split, reverse split, dividend (including any dividend or distribution of securities convertible into Bluestone Shares), consolidation, reorganization, recapitalization or other like change with respect to Bluestone Shares effected in accordance with the terms of the Arrangement Agreement occurring after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1 Payment of Consideration

(a) Following receipt of the Final Order and in any event no later than the Business Day prior to the Effective Date, Aura shall deliver or cause to be delivered to the Depositary: (i) Aura Shares to satisfy the aggregate number of Aura Shares payable to Bluestone Shareholders, which Aura Shares shall be held by the Depositary in escrow as agent and nominee for such former Bluestone Shareholders; (ii) sufficient funds to satisfy the aggregate cash Consideration payable to the Bluestone Shareholders, which cash shall be held by the Depositary in escrow as agent and nominee for such former Bluestone Shareholders; and (iii) CVRs to satisfy the aggregate number of CVRs payable to Bluestone Shareholders, which CVRs shall be held by the Depositary in escrow as agent and nominee for such former Bluestone Shareholders, and Bluestone shall deliver or cause to be delivered to the Depositary cash equal to the Option Consideration, *less* any applicable withholding taxes in accordance with Section 4.4, for the benefit of and on behalf of the holders of the Bluestone Options in a special account with the Depositary to be paid to the respective former holders of Bluestone Options without interest; in each case for distribution thereto in accordance with the provisions of this Article 4. All cash deposited with the Depositary by Aura shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Aura.

(b) Upon surrender to the Depositary for cancellation of a certificate of a Bluestone Share which immediately prior to the Effective Time represented outstanding Bluestone Shares that were transferred pursuant to Section 3.1, together with a duly completed and executed Letter of Transmittal and Election Form and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Bluestone Share represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Bluestone Shareholder, as soon as practicable, the Consideration that such Bluestone Shareholder has the right to receive under the Arrangement for such Bluestone Shares, less any amounts withheld pursuant to Section 4.4, and any certificate so surrendered shall forthwith be cancelled.

(c) As soon as practicable after the Option Cancellation Time, the Depositary shall deliver on behalf of Bluestone to each holder of Bluestone Options, as reflected on the books and records of Bluestone, a cheque (or, if required by applicable laws, a wire transfer) for the amount of cash such holder is entitled to receive under the Arrangement in accordance with Section 3.1(a), less any amounts withheld pursuant to Section 4.4.

(d) After the Effective Time and until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented outstanding Bluestone Shares shall be deemed at all times after the Effective Time to represent only the right to receive, upon such surrender, the Consideration to which the holder thereof is entitled in lieu of such certificate as contemplated by Section 3.1 and this Section 4.1, less any amounts withheld pursuant to Section 4.4. Any such certificate formerly representing Bluestone Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall:

(i) cease to represent a claim by, or interest of, any former holder of Bluestone Shares of any kind or nature against or in Bluestone or Aura (or any successor to any of the foregoing); and

(ii) be deemed to have been surrendered to Aura and shall be cancelled.

(e) Any payment of consideration made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited, or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature, and the right of the former Bluestone Shareholder to receive the Consideration and the right of the former Bluestone Options holders to receive the monies payable for their Bluestone Options to which such holder is entitled pursuant to this Plan of Arrangement, shall terminate and be deemed to be surrendered and forfeited to Aura (or any successor of Aura), for no consideration.

(f) No Bluestone Securityholder shall be entitled to receive any consideration with respect to such Bluestone Securities other than the Consideration or other payments to which such holder is entitled in accordance with Section 3.1 and this Section 4.1 (less any amounts withheld pursuant to Section 4.4) and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

(g) Neither Bluestone nor Aura, nor any of their respective successors, will be liable to any person in respect of any Consideration (including any consideration previously held by the Depositary in trust for any such former holder) which is forfeited to Bluestone or Aura or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

4.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Bluestone Shares that are ultimately entitled to Consideration pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit or statutory declaration of that fact by the person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the securities registers maintained by or on behalf of Bluestone, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, provided the holder to whom the Consideration is to be delivered shall, as a condition precedent to the delivery, give a bond satisfactory to Aura and the Depositary (acting reasonably) in such sum as Aura and the Depositary may direct, or otherwise indemnify Aura and the Depositary in a manner satisfactory to Aura and the Depositary, acting reasonably, against any claim that may be made against Aura or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3 Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or paid after the Effective Time with respect to Aura Shares shall be delivered to the holder of any certificate formerly representing Bluestone Shares unless and until the holder of such certificate shall have complied with the provisions of Section 4.1.

Subject to applicable law and to Section 4.1 at the time of such compliance, there shall, in addition to the delivery of the Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of any dividend or other distribution declared or made after the Effective Time with respect to the Aura Shares to which such holder is entitled in respect of such holder's Consideration.

4.4 Withholding Rights

Each Party, the Depositary and their respective agents, as applicable, (in this section, the **"payor"**), shall each be entitled to deduct and withhold from any Consideration or other amount payable (whether in cash or in kind) or otherwise deliverable to any holder or former holder of Bluestone Securities (including any payment to Dissenting Shareholders) such amounts as the payor is required to deduct or withhold therefrom under any applicable Law in respect of Taxes. For the purposes hereof and the Arrangement Agreement, all such deducted or withheld amounts shall be treated as having been paid to the person in respect of which such deduction or withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity when required by Law by, or on behalf of, the payor. Each payor is hereby authorized, subject to having received Aura's prior written consent, to sell or otherwise dispose of, on behalf of such person in respect of which a deduction or withholding was made, such portion of any Aura Shares or other security deliverable to such person as is necessary to provide sufficient funds (after deducting commissions payable, fees and other costs and expenses) to the payor to enable it to comply with such deduction or withholding requirement and the payor shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person. Any such sale will be made in accordance with applicable laws and at prevailing market prices, and no payor shall be under any obligation to obtain a particular price for the share or other security, as applicable, so sold. No payor will be liable for any loss arising out of any sale under this Section 4.4.

ARTICLE 5
DISSENT RIGHTS

5.1 Dissent Rights

Pursuant to the Interim Order, registered holders of Bluestone Shares may exercise rights of dissent (**"Dissent Rights"**) with respect to all (but not less than all) Bluestone Shares held by such holder as registered holder thereof in connection with the Arrangement pursuant to and in strict compliance with the procedures set forth in Section 237 to 247 of the BCBCA, as modified by this Section 5.1, the Interim Order and the Final Order; *provided* that, notwithstanding subsection 242 of the BCBCA, written objection to the Bluestone Resolution must be received by Bluestone not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the date of the Bluestone Meeting or any date to which the Bluestone Meeting may be postponed or adjourned and provided further that Dissenting Shareholders who:

(a) are ultimately determined to be entitled to be paid fair value for their Bluestone Shares, which fair value shall be the fair value of such shares immediately before the approval of the Bluestone Resolution, shall be paid only an amount equal to such fair value by Bluestone, and shall be determined in accordance with the procedures applicable to the payout value set out in sections 244 and 245 of the BCBCA except that Bluestone may enter into an agreement with registered holders who exercise such Dissent Rights or apply

to the Court, all as contemplated under sections 244 and 245 of the BCBCA, and such Dissenting Shareholder will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Dissent Rights in respect of their Bluestone Shares; or

(b) are ultimately not entitled, for any reason, to be paid fair value for their Bluestone Shares in respect of which they purported to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Bluestone Shares and shall be entitled to receive only the consideration contemplated in Section 3.1(c) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights, and had made the Cash Election for all Bluestone Shares held in accordance with Section 3.2,

but in no case shall Aura, Bluestone or any other person be required to recognize any holder of Bluestone Shares who exercises Dissent Rights as a holder of Bluestone Shares after the time that is immediately prior to the Effective Time, and the names of all such holders of Bluestone Shares who exercise Dissent Rights (and have not withdrawn such exercise of Dissent Rights prior to the Effective Time) shall be deleted from the central securities register maintained by or on behalf of Bluestone in respect of the Bluestone Shares as holders of Bluestone Shares at the Effective Time.

For greater certainty, in addition to other restrictions pursuant to Division 2 of Part 8 of the BCBCA or the Interim Order, (a) no beneficial holder of Bluestone Shares shall be entitled to Dissent Rights in respect of such Bluestone Shares and no holder of Bluestone Options shall be entitled to Dissent Rights in respect of such holder's Bluestone Options, and (b) in addition to any other restrictions in Section 238 of the BCBCA, no person who has voted Bluestone Shares, or instructed a proxyholder to vote such persons Bluestone Shares, in favour of the Bluestone Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement.

ARTICLE 6
AMENDMENTS AND TERMINATION

6.1 Amendments to the Plan of Arrangement

(a) Bluestone and Aura may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must: (i) be set out in writing; (ii) be approved by Bluestone and Aura, each acting reasonably; (iii) filed with the Court and, if made following the Bluestone Meeting, approved by the Court; and (iv) communicated to the Bluestone Securityholders and/or consented to by the Bluestone Securityholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Bluestone or Aura at any time prior to or at the Bluestone Meeting (provided that Bluestone or Aura, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Bluestone Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Bluestone Meeting shall be effective only if (i) it is consented to in writing by each of Bluestone and Aura (in each case, acting reasonably),

and (ii) if required by the Court, it is consented to by some or all of the Bluestone Securityholders voting in the manner directed by the Court.

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that it (i) concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the interest of the Bluestone Securityholders, or (ii) is an amendment contemplated in Section 6.1(e).

(e) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Aura, provided that it concerns a matter which, in the reasonable opinion of Aura, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the economic interest of any former holder of Bluestone Securities.

6.2 Withdrawal of Plan of Arrangement

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

6.3 Effect of Termination

Upon the termination of this Plan of Arrangement pursuant to Section 8.2 of the Arrangement Agreement, no Party shall have any liability or further obligation to any other party hereunder other than as set out in the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur at the Effective Time in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

7.2 Paramountcy

From and after the Effective Time:

(a) this Plan of Arrangement shall take precedence and priority over any and all rights related to Bluestone Securities issued prior to the Effective Time;

(b) the rights and obligations of the holders of Bluestone Securities and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Bluestone Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 8
U.S. SECURITIES LAW EXEMPTION

8.1 United States Securities Laws

Notwithstanding any provision herein to the contrary, the Parties each agree that the Plan of Arrangement will be carried out with the intention that all Aura Shares and CVRs to be issued to Bluestone Shareholders in exchange for their Bluestone Shares pursuant to the Plan of Arrangement, as applicable, will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable U.S. state securities laws in reliance upon similar exemptions under applicable U.S. state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement, and that such Aura Shares and CVRs will therefore not be "restricted securities" as defined in Rule 144 under the U.S. Securities Act.

EXHIBIT 1

Grant Date	Units Outstanding	Payment
Friday, January 24, 2020	500,000	-
Monday, March 16, 2020	200,000	-
Friday, May 22, 2020	1,604,000	-
Thursday, March 18, 2021	1,659,000	$427
Thursday, March 17, 2022	811,000	$1,478
Thursday, March 17, 2022	934,000	$138
Thursday, February 2, 2023	1,996,733	$139,194
Thursday, February 2, 2023	1,571,825	$45,171
Tuesday, September 12, 2023	200,000	$24,554
Thursday, December 21, 2023	333334	$61,656
Thursday, March 14, 2024	4,214,000	$468,210
	14,023,892	**$740,828**